Exhibit 99.2K

DATE:  May 1, 2007

ADMINISTRATION AGREEMENT

-between-

ACP Strategic Opportunities Fund II, LLC

-and-

PINNACLE FUND ADMINISTRATION LLC

Pinnacle Fund Administration LLC
8008 Corporate Center Drive Suite 310
Charlotte, NC 28226

DATE OF AGREEMENT:  May 1, 2007

PARTIES:

1.
 ACP Strategic Opportunities Fund II, LLC (the “Fund”), a limited liability company formed under the laws of the State of Delaware and registered under the Investment Company Act of 1940, as amended, with its principal office located at 1235 Westlakes Drive, Suite 130, Berwyn, Pennsylvania 19312.

2.
PINNACLE FUND ADMINISTRATION LLC (the “Administrator”), a limited liability company formed under the Delaware Limited Liability Company Act whose registered office is c/o BlumbergExcelsior Corporate Services, Inc., 1220 N. Market Street Suite 806, Wilmington, DE 19801 with its principal office located at 8008 Corporate Center Drive Suite 310, Charlotte NC 28226.

RECITALS:

A.	The Fund wishes to appoint the Administrator to provide accounting, transfer agent and other administrative services.

B.	The Administrator has agreed to provide such accounting, transfer agent and other administrative services to the Fund on the terms of this Agreement.

OPERATIVE PROVISIONS:

1.	DEFINITIONS

1.1	The following words and expressions shall have the following meanings:

“Auditor”: the auditor of the Fund from time to time.

“Investment Manager”:  the Investment Manager of the Fund from time to time.  Currently Ascendant Capital Partners, LP; a registered investment advisor with the Securities and Exchange Commission (“SEC”) under the Investment Advisors Act of 1940, as amended.

“Limited Partnership Agreement”: the Limited Partnership Agreement of the Fund as may be amended from time to time.

“Members”:  the holders of Units of the Fund.

“Memorandum”:  the Confidential Private Placement Memorandum of the Fund dated September 2004 and all amendments to that document.

“Register”:  the register of members’ interest holders of the Fund.

“Statement of Additional Information (“SAI”): the SAI of the Fund as may be amended from time to time.

“Units”: shares representing beneficial interest in the Fund.

1.2	Words and expressions contained in this Agreement shall bear the same meaning as in the Limited Partnership Agreement, SAI or Memorandum as the context requires.

1.3
Words importing the singular number shall include the plural and vice versa.  Words importing the masculine gender shall include the feminine gender and words importing persons shall include firms and companies and vice versa.

1.4
The division of this Agreement into sections, clauses and sub-clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

2.	APPOINTMENT

The Fund hereby appoints the Administrator to administer the Fund from the date of this Agreement to provide accounting, transfer agent and other administrative services referred to in this Agreement.

3.	PROVISION OF FACILITIES

The Administrator shall provide and pay for an adequate staff and shall provide suitable office accommodation and other facilities for efficiently performing its functions as set out in this Agreement, but the Fund shall not be entitled to the exclusive use of any such accommodation or to the exclusive services of any member of such staff.

4.	DUTIES OF THE ADMINISTRATOR

During the continuance of this Agreement the Administrator shall perform the functions of an administrator to the Fund namely:

4.1	calculate and publish the net asset value per limited partnership interest in accordance with the provisions of the Limited Partnership Agreement, SAI and the Memorandum;

4.2
at any time during the Administrator’s business hours permit the Auditor or any duly appointed agent or representative of the Fund, at the expense of the Fund, to audit or inspect the financial records of the Fund and any other documents or records kept by the Administrator under the terms of this Agreement and make available all such documents and records in its possession to the Auditor, agent or representative during business hours whenever reasonably required  to do so and afford all such information, explanations and assistance as the Auditor, agent or representative may require;

4.3
dispatch all such circulars, reports, financial statements or other written material to all persons entitled to receive the same under the Limited Partnership Agreement, SAI and the Memorandum as the Fund may require;

4.4	deal with and answer all correspondence or other inquiries from or on behalf of the Members, prospective Members or others;

4.5	maintain the principal books of account of the Fund as required by law or otherwise for the proper conduct of the financial affairs of the Fund;

4.6	oversee and review the calculation and payment of fees payable to the Administrator, the Investment Manager and such other service providers to the Fund as so directed by the Investment Manager;

4.7
subject to the ultimate discretion and approval of the Investment Manager, establish accounting policies for the Fund and reconcile accounting issues with the Fund’s Directors, the Auditor and legal counsel;

4.8
generally perform all the duties usually performed by Administrators of limited liability companies including (without limitation) the keeping of all records required to be kept and made under regulations in the State of Delaware for the time being in force;

4.9
preparing and maintaining all customary financial and accounting books and records in the appropriate form and in sufficient detail to support an annual independent audit of the financial condition of the Fund, and performing all other accounting and clerical services necessary in connection with the administration of the Fund;

4.10
preparing annual financial statements (which shall have been examined by the Fund’s auditors) within 60 days after the close of each financial year; preparing semi-annual financial statements within 60 days after the close of the semi-annual period; and

4.11	providing any other service as required.

5	RIGHTS OF THE ADMINISTRATOR

The Administrator may:

5.1	employ servants or agents in the performance of its duties and the exercise of its rights under this Agreement;

5.2
with the prior approval of the Fund, delegate its functions, powers, discretions, privileges and duties under this Agreement or any of them to such persons on such terms and conditions as it may deem appropriate, provided that such responsibility may not be delegated to the extent that they are to be performed by any person outside the United States if such responsibilities are required to be performed within the United States under United States law;

5.3	use the name of the Fund and sign any necessary letters or other documents for and on behalf of the Fund as Administrator of the Fund in the performance of its duties under this Agreement;

5.4
act as Administrator for any other persons on such terms as may be arranged with such persons and shall not be deemed to be affected with notice of, or to be under any duty to disclose to the Fund, any fact or thing which may come to the knowledge of the Administrator or any servant, agent or delegate of the Administrator in the course of so doing or in any manner whatsoever otherwise than in the course of carrying out the duties of Administrator under this Agreement; and

5.5
acquire, hold or deal with for the account of any customer or other persons and in its own name or in the name of such customer or person or of a nominee any units or securities for the time being issued by the Fund or any investment in which the Fund is authorized to invest and shall not be required to account to the Fund for any profit arising therefrom.

6	CONTROL BY INVESTMENT MANAGER

In the performance of its duties under this Agreement the Administrator shall at all times be subject to the control of, and review by, the Investment Manager.

7	REMUNERATION OF THE ADMINISTRATOR

7.1
The Administrator shall be paid by the Fund by way of remuneration for its services under this Agreement fees at such rates as may be agreed from time to time between the Investment Manager and the Administrator.  The initial fees payable by the Fund to the Administrator are as set out in the attached schedule 1.

7.2	Amounts payable by the Fund to the Administrator under this Agreement shall be paid in United States Dollars monthly in arrears.

8	DUTIES OF THE FUND

The Fund shall:

8.1	with all reasonable expedition approve or disapprove transfers submitted to it by the Administrator; and

8.2
deliver, or cause to be delivered, from time to time to the Administrator proper certified or authenticated copies of its SAI and all amendments thereto and of such resolutions, votes and other proceedings as may be necessary for the Administrator in the performance of its duties under this Agreement.

9	RESIGNATION AND CANCELLATION OF APPOINTMENT

9.1
The initial term is for one (1) year from the date of this Agreement.  This agreement will be automatically renewed for each subsequent one year period under the same terms and conditions as stated in this Agreement.  Written notice of cancellation of, or modification to, its terms must be provided by either party to this Agreement no less than ninety (90) days before each automatic renewal date.

9.2
The appointment of the Administrator may be terminated at any time without penalty by either party upon not less than 90 days written notice, or at any time without such notice if (i) the other party commits a breach of its obligations under the agreement and such party fails to remedy the breach within thirty (30) days; (ii) the other party shall go into liquidation (except a voluntary liquidation for the purpose of reconstruction or amalgamation upon terms previously approved in writing by the terminating party); (iii) a receiver of any of the assets of the other party is appointed; (iv) the other party takes any action or omits to take any action and such action or omission, in the judgment of the terminating party, violates or will violate any applicable law, rule or regulation or any order, judgment or decree or any court or other agency of government, in each case in any material respect; or (v) immediately upon written notice to the other party for “cause” (defined as acts of gross negligence, bad faith, willful misconduct or fraud).

9.3	Upon the resignation or any cancellation of the appointment of the Administrator, the Administrator shall:

9.3.1	be released and discharged from its obligations under this Agreement;

9.3.2	upon receipt of all amounts owing to the Administrator under the terms of this Agreement, immediately transfer all moneys and papers to its successor;

9.3.3	refund any unearned fees, if any, at the time of termination; and

9.3.4	provide reasonable assistance to any successor Administrator.

10	RESPONSIBILITY OF ADMINISTRATOR AND INDEMNIFICATION

10.1	The Administrator shall use reasonable care in carrying out its responsibilities, including any responsibilities that it may delegate under sections 5.1 and 5.2 of this Agreement.

10.2
The Administrator shall not incur liability by refusing in good faith to perform any duty or obligation herein which in its reasonable judgment is improper or unauthorized, provided that in performing its duties and obligations pursuant to this Agreement it shall not be required at any time to do or procure the doing of anything contrary to or in breach of or which constitutes any offence against any applicable law or regulation then in force.

10.3
The Administrator shall not be responsible for the loss or damage to any documents or property of the Fund, in the possession of the Administrator or for any failure to fulfill its duties hereunder if such loss, damage or failure shall be caused by or directly or indirectly be due to war, enemy action, the act of government or other competent authority, riots, civil disturbance, rebellion, storm, tempest, accident fire, strike, explosion or lock-out or any occurrence or event beyond the reasonable control of the Administrator.  The above notwithstanding, if possible, the Administrator will take reasonable precautions to protect the records and assets of the Fund against such losses.

10.4
The Administrator shall not be responsible for any loss or damage occurring as a result of any investments that have been incorrectly priced as at any net asset valuation date for the purposes of contributions or withdrawals of limited partnership interests, any such losses or damages occurring being the responsibility of the Investment Manager in their entirety, provided that such prices or net asset value is established in accordance with information provided by the Investment Manager and the Administrator acted in good faith and without willful misconduct, gross negligence, bad faith, breach of fiduciary duty or reckless disregard of its duties.

10.5
The Administrator shall not be liable to the Fund or its shareholders for any acts or omissions in the performance of its services in the absence of willful misconduct, gross negligence, bad faith, breach of fiduciary duty or reckless disregard of its duties.

10.6
The Fund shall indemnify the Administrator (which shall include solely for purposes of this Section 10, each of the Administrator’s Managers, officers, employees and members) and hold the Administrator harmless from and against any expense, loss, liability or damage arising out of any claim asserted or threatened to be asserted in connection with this Agreement or the services to be provided hereunder; provided, however, that the Administrator shall not be entitled to any such indemnification with respect to any expense, loss, liability or damage which was caused by the Administrator’s own willful misconduct, gross negligence, bad faith, breach of fiduciary duty or reckless disregard of its duties under this Agreement.

10.7
The Administrator shall indemnify the Fund and hold the Fund harmless from and against any reasonable expense, loss, liability or damage arising out of any claim asserted or threatened to be asserted in connection with this Agreement, directly or indirectly, caused by the Administrator’s willful misconduct, gross negligence, bad faith, breach of fiduciary duty or reckless disregard of its duties.

10.8	The indemnification provisions of this Section 10 shall survive any termination of this Agreement.

11	FRAUD

In the absence of willful misconduct, gross negligence, breach of fiduciary duty or reckless disregard of its duties and provided that the officers, servants or agents of the Administrator are not parties to any fraud, the Administrator shall not be responsible to the Fund for any action taken by the Administrator upon the faith of any forged or fraudulent document in any case where, had the document not been forged or fraudulent, the action taken by the Administrator would have been the normal and reasonable action to be taken.  The above notwithstanding, the Administrator shall take reasonable precautions to insure that it does not act upon a forged or fraudulent document.

12	CONFIDENTIALITY

Neither of the parties to this Agreement shall, unless compelled so to do by any court of competent jurisdiction, either before or after the termination of this Agreement, disclose any information relating to the other party without the prior written consent of the other party.

13	NOTICES

Any notice, instruction or other instrument required or permitted to be given under this Agreement may be delivered in person or delivered prepaid registered mail or by fax or e-mail to the parties at the addresses set out in this document or such other address as may be notified by either party from time to time.

Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five (5) business days after posting, in the case of fax or e-mail, immediately on notification of receipt and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence subject to receipt of confirmation.  Evidence that the notice, instruction or other instrument was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

14	BINDING EFFECT AND ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither the benefit nor the burden of this Agreement shall be assigned by either the Administrator or the Fund save with the consent of the other party to this Agreement. Any attempted assignment, transfer or delegation hereof without such consent shall be void.

15	PROPER LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

16	ENTIRE AGREEMENT

This Agreement contains the entire Agreement between the parties with respect to the subject matter hereof.

17	COUNTERPARTS

This Agreement may be signed in any number of counterparts. Any single counterpart or a set of counterparts signed in either case by the parties hereto shall constitute a full and original Agreement for all purposes.

Signed as an Agreement on behalf of the parties on the date set out in this document.

SIGNED BY

Name

Title
duly authorized for and on behalf of ACP Strategic Opportunities Fund II, LLC in the presence of

SIGNED

Name

Title
duly authorized for and on behalf of PINNACLE FUND ADMINISTRATION LLC in the presence of

SCHEDULE 1

Fees of the Administrator

15.00 basis points per annum

Subject to a monthly minimum fee of $3,000

SCHEDULE 2

PINNACLE FUND ADMINISTRATION LLC
CLIENT SERVICE PLAN FOR:
ASCENDANT CAPITAL PARTNERS FUND OF FUNDS

It is our pleasure to provide you with the following client service plan, which has been tailored to meet your specific needs and expectations based on your anticipated needs and expectations.

Services to be provided

Pinnacle Fund Administration LLC (“PFA”) staff in Charlotte, NC will have responsibility for the following:

•	Booking of all investment activity on a periodic basis via accessing the custodian account online.
•
Calculation of the month end NAV’s for both the Master and Feeder funds.  PFA staff will produce a draft NAV of the Master Fund for detailed review by Ascendant Capital Management (“ACM”) staff before the end of the second business day following receipt of the last final NAV of the underlying sub-funds for the relevant month end.    Once approved and signed off by ACP and PFA personnel, the final Master Fund NAV will be used to calculate the draft NAV’s for each respective Feeder fund.

•
PFA will produce the draft NAV’s of the Feeder Funds within 1 business day of approval of the final Master Fund NAV and will send them for detailed review and approval by ACM personnel prior to distribution to interested parties.

•	Once approved and signed off by Ascendant and PFA personnel, the final NAV will be distributed to all interested parties.
•	Compute management fee promptly on finalization of each month end NAV and advise Ascendant staff of amount to be paid.
•	Assist the ACM with the processing of contribution and withdrawal requests, ensuring compliance with all relevant anti-money laundering legislation.
•
Liaison with Ascendant staff and external auditors for preparation and completion of the annual audited financial statements as well as the semi-annual financials for the Master Fund and the Feeder Funds.

•	Liaising with investors in responding to enquiries.
•	PFA staff will respond to all requests within 1 business day.

Ascendant staff will assist PFA staff by:

•
Providing copies of PPM’s and LPA’s for contributions to underlying funds, which should include dates and amounts of each contribution (the custodian will keep all copies of contribution documents).  Contribution documents should instruct administrators of the underlying funds to send copies of all correspondence relating to the Fund’s investment in such underlying fund to PFA directly.

•	Notify PFA promptly of all investment decisions in the underlying funds.
•	Providing copies of all subscription/withdrawal requests received by the Fund’s investors.

ACP Strategic Opportunities
Fund II, LLC

Financial Statements for the Year
Ended December 31, 2007

Reports to Stockholders.

ACP Strategic Opportunities Fund II, LLC

Financial Statements for the Year
Ended December 31, 2007

Strategy Objective

The ACP Strategic Opportunities strategy seeks capital appreciation through investments focused in long/short equity hedge funds. The main objective is to generate long-term absolute returns similar to those of stocks, but with significantly less volatility. In general, the strategy will maintain a net positive exposure to equity markets, though that exposure will vary based on tactical decisions and underlying manager objectives. The strategy seeks to generate returns that are not highly correlated with traditional stock investments, thereby providing investors with an opportunity for improved diversification of their overall portfolios.

Performance Review and Update

During the fourth quarter of 2007, the Strategic Opportunities Strategy increased in value by 2.90%. This compares favorably to losses in the S&P 500 and Russell 2000 of -3.33% and -4.58% respectively. For the entire year of 2007, the ACP strategy gained 12.32% compared to a gain in the S&P 500 of 5.49% and a loss in the Russell 2000 of

-2.75%. Since inception, April 2, 2002, the cumulative return of this strategy is up 46% net of all fees compared to the S&P 500 Index return of 42% during the same period.

For the year, the returns of our seventeen managers ranged from -6.24% to +61.23%. Only one of our managers lost money for the year while twelve earned double digit returns. Importantly, the returns of our managers were not highly correlated with one another which allowed the strategy to go through this volatile year with only one down month.

Looking forward to 2008, we expect the volatility within the overall markets to continue thereby creating opportunities on the long and short side of the equity market. The year is off to a very tough start and, year to date, the major equity indices are all showing double digit declines.

Industry Update

-"This is like deja vu all over again."

-Yogi Berra

On July 24, 1915, the S.S. Eastland, a 269 foot long steamship, was moored at her dock between LaSalle and Clark Streets on the south bank of the Chicago River. Immediately, as the ship cast off with its 2,572 passengers aboard, it inexplicably rolled over and capsized, drowning 844 passengers making this Chicago’s worst single disaster.

How could a ship this big capsize right next to its dock and why am I writing about it in our year-end letter? The answer to the first question is still subject to much debate. The answer to the second is that, while the loss of life is never comparable to the loss of money, I want to draw some similarities between this very sad event and what seems to repeatedly happen in the investment world in both traditional and alternative investing. Lastly, I want to continue this analogy to give you a better understanding of what we do in our strategy and how we try to avoid becoming a victim of such occurrences.

The S.S. Eastland had a passenger capacity of 2500, so it was more than full that day. Despite multiple investigations after the accident, the reasons for the capsizing have never been fully discovered. Poor construction, overcrowding, miscommunication, crowd behavior and hubris have all been mentioned as possible reasons for the disaster. Ironically, the then recent safety precaution of adding more life boats on the upper decks may have made this top-heavy ship even more unstable. Nevertheless, a structure that was perceived to be very stable became very dangerous when, in a crowded situation, the balance of that structure was disturbed.

Over the years, investments such as tulip bulbs in 1634 and internet stocks in 1999 have fallen victim to circumstances analogous to those of the S.S. Eastland. What was thought to be very stable became drastically less so when placed under duress. These investments were popular at the time and were perceived to have limited risk. Additionally, some strategies, like 1987’s “portfolio insurance”, even had names that sounded safe. They were all innovative and the more successful they became, the less risky they seemed, causing more and more investors to pile in. Eventually, the perceived risks became so low that investors began to employ (the always dangerous tool) leverage to magnify their returns. Ultimately, some event changed the perception of risk, upsetting the balance, compelling investors to “rush for the exit” at the same time causing a dramatic drop in prices.

2007 saw another strategy added to this long list of calamities. Structured investment products (SIV’s, CDO’s, CMO’s etc.) which were once touted as innovative investment vehicles, have to date incurred write-offs of over $100 billion. These products had grown dramatically since 2000 and, as they grew, their perceived risk profile began to diminish. Through modern-day financial alchemy, portions of these vehicles managed to receive “AAA” credit ratings and eventually found their way into a variety of investment portfolios throughout our financial system. Finally, problems in the sub-prime mortgage market upset the balance and caused a dramatic reassessment of the risks of these structures leading to huge losses. So far, these losses have forced the Federal Reserve to cut its benchmark rate three times and inject billions into our credit system. Losses have hammered the stock prices of many of our largest investment banks forcing them to negotiate emergency capital infusions from outside investors. The full extent of losses is still being discovered as the valuation process for these vehicles requires a certain amount of guesswork. This uncertainty is inhibiting the flow of credit within our financial system which negatively affects the worldwide economy. While structured products will still be around in the future, the way they are viewed by investors, the leverage they can support and how they are valued will never be the same. Déjà vu all over again.

During our careers some of us have personally witnessed some of the events referred to above and, as a result, we take risk very seriously here at ACP. We understand that when assessing risk, you not only need to look at what has happened in the past (i.e. quantitative analysis) but at what could happen in the future. Quantitative analysis, while useful, is the beginning not the end of the risk management process. The next steps require thoughtful analysis and, more importantly, lots of experience and common sense. We accomplish this through a systematic disciplined process. First, we search for a variety of managers skilled at generating high risk-adjusted returns within the long/short equity sector. Next we construct our portfolio from those selected managers who employ dissimilar styles and techniques in order to mitigate the risk that one macro or specific event could result in significant losses for the overall fund. In keeping with the S.S. Eastland analogy we not only try to assure that our individual boats are stable but we also diversify into many different boats thereby diminishing the chance of one event damaging our entire portfolio. Our intent is to provide you with a strategy that is able to enhance the diversification and performance of your overall asset allocation. A well diversified portfolio is the best way to preserve and grow your hard earned wealth.

We would like to wish you much happiness and look forward to a mutually prosperous 2008. If you have any questions or would like to discuss some of the thoughts in this letter, please contact us. We welcome your calls and look forward to speaking with you. Thank you for this opportunity to be of service.

All the best,

Gary E. Shugrue

President and Chief Investment Officer

Ascendant Capital Partners, LP

Performance shown for the previously mentioned strategy is net of all expenses charged to shareholders. Information regarding the strategy set forth herein, including discussions regarding performance and Ascendant’s investment strategies, are qualified by reference to the Private Placement Memorandum.  The memorandum contains important information about fees and expenses, as well as risks associated with an investment in the Fund.  Please read it carefully before you invest or send money.  This Fund may not be suitable for all investors.  Past performance is no guarantee of future results and investors may suffer losses, including loss of principal, in connection with an investment in the strategy.

The Fund is available only to investors who are “accredited investors” under Regulation D promulgated by the SEC under the Securities Act of 1933.  Each investor must also have a net worth of $1.5 million or more, subject to certain exceptions.  Each investor must have such knowledge and experience in financial and business matters so that such investor is capable of evaluating the merits and risks of this investment and must be able to bear the economic risks of this investment.

The indices illustrated herein are unmanaged indices.  You cannot invest in an index.  Index returns do not reflect the impact of any management fees, transaction costs or expenses.  The index information seen here is for illustrative purposes only, and is not reflective of the performance of Ascendant Capital Partner funds.

The S&P 500 Index is an unmanaged index composed of U.S. Large Cap Stocks with a market capitalization of $3 billion or more.

The Russell 2000 Index is composed of U.S. Small Cap Stocks.  The Russell 2000 is constructed to provide a comprehensive and unbiased small-cap barometer and is completely reconstituted annually to ensure larger stocks do not distort the performance and characteristics of the true small-cap opportunity set. The Russell 2000 includes the smallest 2000 securities in the Russell 3000.

Risk Factors

Hedge funds generally offer less liquidity than other investment securities, and are generally not subject to regulation under the U.S. federal securities laws.
Hedge funds are often dependent for their success upon the efforts of one or a relatively few number of individuals.

Hedge funds typically offer only periodic redemptions, and there is generally no secondary market for investors to access for liquidity purposes.

Funds that invest in hedge funds, such as those managed by Ascendant, present additional considerations for investors:

These funds are dependent upon the ability of their advisers to select and hold individual hedge funds.
Investors in these funds cannot readily sell or dispose of their interests in the secondary market, and may look only to the funds for periodic (and, possibly, limited) liquidity.
The fund of funds structure adds additional fees and expenses, which can materially impact an investor’s returns.

ACP Strategic Opportunities Fund II, LLC

For the Year Ended
December 31, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and Board of Directors of

ACP Strategic Opportunities Fund II, LLC

We have audited the accompanying statement of assets, liabilities and members’ capital of ACP Strategic Opportunities Fund II, LLC (the “Fund”), including the schedule of investments, as of December 31, 2007, and the related statements of operations and cash flows for the year then ended, the statements of changes in members’ capital for each of the two years in the period then ended, and the financial highlights for each of the four years in the period then ended.  These financial statements and financial highlights are the responsibility of the Fund’s management.  Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The financial highlights for the year ended December 31, 2003 were audited by other auditors whose report, dated February 24, 2004, expressed an unqualified opinion on those financial highlights.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.  The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  Our procedures included confirmation of investments owned as of December 31, 2007, by correspondence with the Underlying Funds and custodian. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Fund as of December 31, 2007, the results of its operations and its cash flows for the year then ended, the changes in its members’ capital for each of the two years in the period then ended, and the financial highlights for each of the four years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the financial statements include investments in Underlying Funds, valued at $34,350,648 (87.65% of total assets) as of December 31, 2007, whose fair values have been estimated by management in the absence of readily determinable fair values.  Management’s estimates are based on information provided by the managers of the Underlying Funds.

Deloitte & Touche LLP

Philadelphia, PA

February 27, 2008

ACP Strategic Opportunities Fund II, LLC

Schedule of Investments - December 31, 2007

Investments	Percentage of Member's Capital	Fair Value
Underlying Funds

Long/Short Equity ^#
Consumer
Tiedemann/Falconer Partners, L.P. (cost $2,000,000)	6.8%	$2,558,214
Zeke, L.P. (cost $590,000)	2.7%	1,023,011
	9.5%	3,581,225

Financial Services
Castine Partners, L.P. (cost $2,000,000)	6.9%	2,602,342

Large Cap Value
Healy Circle Partners, L.P. (cost $1,808,000)	7.2%	2,699,605

Mid Cap Growth
Bull Path I Fund, L.P. (cost $2,050,000)	6.7%	2,519,489
JetStream Global Institutional Fund, L.P. (cost $1,500,000)	8.4%	3,136,144
Redstone Investors, L.P. (cost $1,400,000)	5.9%	2,197,210
Sonar Partners, L.P. (cost $2,000,000)	6.3%	2,371,677
	27.3%	10,224,520

Natural Resources
Hard Assets Partners, L.P. (cost $2,000,000)	6.7%	2,514,861

Small Cap Growth
Akahi Fund, L.P. (cost $1,000,000)	2.9%	1,082,504
Bluefin Investors, L.P. (cost $2,000,000)	5.6%	2,112,316
	8.5%	3,194,820

Small Cap Value
Odyssey Value Partners, L.P. (cost $500,000)	1.4%	525,392
Rivanna Partners, L.P. (cost $2,500,000)	7.5%	2,803,683
	8.9%	3,329,075

ACP Strategic Opportunities Fund II, LLC

Schedule of Investments - December 31, 2007

Technology
Brightfield Partners, L.P. (cost $1,690,000)	5.4%	2,011,667
Connective Capital I, L.P. (cost $1,750,000)	5.7%	2,141,762
STG Capital Partners, L.P. (cost $2,000,000)	5.6%	2,050,771
	16.7%	6,204,200

Total Long/Short Equity (cost $26,788,000)*	91.7%	34,350,648

Money Market:

Federated Treasury Obligations Fund (cost $1,888,058)	5.1%	1,888,058

Total Money Market (cost $1,888,058)*	5.1%	1,888,058

Total Investments in Underlying Funds (cost $28,676,058)*	96.8%	$36,238,706

Other Assets and Liabilities	3.2%	1,211,409

Members' Capital	100.0%	$37,450,115

# - Non-income producing securities
^ - Securities in private placement transactions and as such are restricted as to resale.  Total cost and fair value of restricted securities as of December 31, 2007 was $26,788,000 and $34,350,648 respectively.
* - Cost for Federal income tax purposes is the same as for financial statement purposes.  Net unrealized appreciation (depreciation) consists of:

Gross Unrealized Appreciation	$7,562,648
Gross Unrealized Depreciation	-
Net Unrealized Appreciation	$7,562,648

The accompanying notes are an integral part of these financial statements.

ACP Strategic Opportunities Fund II, LLC

Statement of Assets, Liabilities and Members' Capital
December 31, 2007

Assets:
Investments in underlying funds, at fair value (cost, $28,676,058)	$36,238,706
Cash	249,179
Receivables:
Redemption from underlying fund	2,613,987
Receivable from Investment Manager	70,334
Due from affiliates	2,000
Dividends	3,556
Other assets	11,117

Total assets	39,188,879

Liabilities:
Contributions received in advance	1,250,000
Withdrawals payable	420,992
Accrued expenses:
Professional fees	60,500
Accounting and administration fees	4,688
Custody fees	2,584

Total liabilities	1,738,764
Members' capital	$37,450,115

ACP Strategic Opportunities Fund II, LLC

Statement of Assets, Liabilities and Members' Capital (cont)
December 31, 2007

Members' capital
Represented by:
Capital contributions (net)	$29,587,962
Accumulated net investment loss	(1,438,767)
Accumulated net realized gain on investments	1,738,272
Net unrealized appreciation on investments	7,562,648

Members' capital	$37,450,115

Units Outstanding (100,000,000 units authorized)	2,550,473

Net Asset Value per Unit (offering and redemption price per unit)	$14.68

The accompanying notes are an integral part of these financial statements.

ACP Strategic Opportunities Fund II, LLC

Statement of Operations
Year ended December 31, 2007

Investment Income

Interest	$93,267
Dividends	15,651
Total investment income	108,918

Expenses

Investment management fee	476,386
Professional fees	159,391
Accounting and administration fees	72,800
Board of Directors fees	22,750
Insurance expense	19,958
Custody fees	8,246
Other expenses	13,082
Total expenses	772,613
Less: expenses reimbursed by Investment Manager	(70,339)

Net expenses	702,274

Net investment loss	(593,356)
Realized and unrealized gain from investments

Net realized gain from investments in underlying funds	975,721
Net increase in unrealized appreciation on investments in underlying funds	3,459,697

Net realized and unrealized gain from investments	4,435,418

Increase in members' capital resulting from operations	$3,842,062

The accompanying notes are an integral part of these financial statements.

ACP Strategic Opportunities Fund II, LLC

Statement of Changes in Members' Capital

	For the Year Ended December 31, 2007	For the Year Ended December 31, 2006

Members' capital - beginning of year	$27,129,830	$17,804,064

Capital contributions	9,053,753	9,297,969

Capital withdrawals	(2,575,530)	(1,638,834)

Net investment loss	(593,356)	(279,235)

Net realized gain from investments in underlying funds	975,721	312,649

Net increase in unrealized appreciation on investments in underlying funds	3,459,697	1,633,217

Members' capital - end of year	$37,450,115	$27,129,830

The accompanying notes are an integral part of these financial statements.

ACP Strategic Opportunities Fund II, LLC

Statement of Cash Flows
Year ended December 31, 2007

Cash flows from operating activities:

Net increase in members' capital resulting from operations	$3,842,062
Adjustments to reconcile net increase in partners' capital resulting from operations to net cash used in operating activities:
Cost of investments in underlying funds purchased	(11,000,000)
Proceeds from redemptions of investments in underlying funds	3,565,721
Net realized gain from investments in underlying funds	(975,721)
Net change in unrealized appreciation on investments in underlying funds	(3,459,697)
Net purchase of money market fund	(1,888,058)
Increase in receivable for redemption of underlying funds	(1,529,544)
Decrease in receivable from Investment Manager	301,104
Decrease in dividends and interest receivable	1,952
Increase in other assets	(11,117)
Decrease in due from affiliates	30,083
Decrease in accrued professional fees payable	(76,213)
Decrease in accounting and administration fees payable	(190,477)
Decrease in management fees payable	(187,679)
Decrease in custody fees payable	(13,498)
Decrease in Board of Director's fees payable	(4,500)
Decrease in other accrued expenses	(5,594)

Net cash used in operating activities	(11,601,176)

Cash flows from financing activities:

Capital contributions received (net of contributions received in advance)	10,303,753
Capital withdrawals paid (net of change in withdrawals payable)	(2,157,269)

Net cash provided by financing activities	8,146,484

ACP Strategic Opportunities Fund II, LLC

Statement of Cash Flows (cont)
Year ended December 31, 2007

Net decrease in cash	(3,454,692)

Cash at beginning of year	3,703,871

Cash at end of year	$249,179

The accompanying notes are an integral part of these financial statements.

ACP Strategic Opportunities Fund II, LLC

Financial Highlights
	For the Year Ended December 31,
	2007		2006		2005		2004		2003 (b)
NET ASSET VALUE, Beginning of Year	$13.07		$12.10		$11.39		$10.64		$9.32

INVESTMENT OPERATIONS
Net investment loss	(0.25	) (a)	(0.16	) (a)	(0.15	) (a)	(0.17	) (a)	(0.12)
Net realized and unrealized gain (loss) from investments in Underlying Funds	1.86		1.13		0.86		0.92		1.44
Total from investment operations	1.61		0.97		0.71		0.75		1.32

NET ASSET VALUE, End of Year	$14.68		$13.07		$12.10		$11.39		$10.64

TOTAL RETURN	12.32%		8.02%		6.23%		7.05%		14.16%

RATIOS / SUPPLEMENTAL DATA
Members' Capital at end of period (000's omitted)	$37,450		$27,130		$17,804		$13,577		$7,585

Ratios to Average Net Assets:
Net investment loss	(1.83)%		(1.26)%		(1.29)%		(1.57)%		(1.43)%
Expenses, net of reimbursements/waiver of fees	2.17%		1.67%		1.42%		1.60%		1.45%
Expenses, excluding reimbursement/waiver of fees	2.38%		2.98%		3.17%		3.27%		4.31%

PORTFOLIO TURNOVER RATE	12%		11%		35%		15%		18%

(a) Calculated using average shares outstanding during the year.
(b) Audited by other auditors.

The accompanying notes are an integral part of these financial statements.

ACP Strategic Opportunities Fund II, LLC

Notes to Financial Statements

1.	Organization and Investment Objective

ACP Strategic Opportunities Fund II, LLC (the “Fund”) is a Delaware limited liability company that is a non-diversified, closed-end management investment company with a continuous offering period, registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Its units of beneficial interest (“Units”) are not registered under the Securities Act of 1933, as amended. The Fund’s investment objective is to achieve an absolute return in excess of the long-term return of the U.S. equity market. It attempts to achieve this objective through the allocation of its assets among a select group of non-registered investment funds (the “Underlying Funds”). The Investment Manager (as defined below) invests the Fund’s assets in Underlying Funds whose investment style is primarily opportunistic and that are believed to be able to generate above average returns while maintaining strict risk controls in order to keep losses to a minimum.

Ascendant Capital Partners, LP, a Delaware limited partnership, serves as the investment manager (“Investment Manager”) to the Fund. The Fund has entered into an investment management agreement with the Investment Manager (“Investment Management Agreement”), pursuant to which the Investment Manager is responsible for formulating a continuing investment program for the Fund. The Investment Manager is registered as an investment adviser with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended. Responsibility for the overall management and supervision of the operations of the Fund is vested in the individuals who serve as the Board of Directors of the Fund (the “Board”).

2. Significant Accounting Policies

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and are expressed in United States dollars. The following is a summary of significant accounting and reporting policies used in preparing the financial statements.

a.	Investment Valuation

The Fund values interests in the Underlying Funds at fair value, which ordinarily is the value determined by their respective investment managers, in accordance with procedures established by the Board. Investments in Underlying Funds are subject to the terms of the Underlying Funds’ offering documents. Valuations of the Underlying Funds may be subject to estimates and are net of management and performance incentive fees or allocations payable to the Underlying Funds’ managers as required by the Underlying Funds’ offering documents. If the Investment Manager determines that the most recent value reported by the Underlying Fund does not represent fair value or if the Underlying Fund fails to report a value to the Fund, a fair value determination is made under procedures established by and under the general supervision of the Board. Because of the inherent uncertainty in valuation, the estimated values may differ from the values that would have been used had a ready market for the securities existed, and the differences could be material.  Prospective investors should be aware that situations involving uncertainties as to the value of portfolio positions could have an adverse effect in the Fund’s net assets if the judgments of the Board, the Investment Manager or investment advisor to the Underlying Fund should prove incorrect.  Investment advisors to the Underlying Funds only provide determinations of the net asset values of Underlying Funds on a weekly or monthly basis, in which event it will not be possible to determine the net asset value of the Fund more frequently.  The interests in the Underlying Funds in which the Fund invests or plans to invest are generally illiquid.  The Fund may not be able to dispose of Underlying Fund interest that it has purchased.  These investments represent 91.7% of the net assets of the Fund.

ACP Strategic Opportunities Fund II, LLC

Notes to Financial Statements

a.	Investment Valuation (cont)

The Fund also invests excess cash in the Federated Treasury Obligations Fund, an open-end money market fund which is included on the schedule of investments.

b.	Net Asset Valuation

The Fund’s Administrator, Pinnacle Fund Administration LLC (“Pinnacle” or “Administrator”) will calculate the net asset value per Unit in dollars as determined as of the close of business of the New York Stock Exchange, (generally 4:00 p.m. Eastern Standard Time) on the last business day of each Allocation Period (as defined in Note 3), unless the calculation of the net asset value has been suspended.  The net asset value for the Fund is comprised of the net asset value of the Underlying Funds in which the Fund invests, less the expenses and liabilities.

c.	Investment Transactions and related Investment Income

Investment transactions are accounted for on a trade-date basis.  Realized gains and losses on investment transactions are recorded on an identified-cost basis.  Interest is recognized on the accrual basis.  Dividends are recognized on the ex-dividend date.

d.	Fund Expenses

The Investment Manager agreed to reimburse certain expenses (other than the Management Fee) to the extent those other expenses exceed 0.15% per annum of average net assets through April 30, 2007.  As of December 31, 2007, the receivable from the Investment Manager for the Fund totaled $70,334.  For the year ended December 31, 2007, the Investment Manager has reimbursed the Fund $371,443 representing the entire balance of reimbursable expense accruals prior to December 31, 2006.  For the year ended January 1, 2007 through December 31, 2007, the Investment Manager has agreed to reimburse the Fund an additional $70,339 for expenses accrued during that year.  The Investment Manager has also entered into an agreement with the Fund’s Board to repay all outstanding expense reimbursement accruals in order that the balances will be zero by December 31, 2008.  The receivable occurred principally as a result of a one time accrual required to settle the final payments due to the Fund's former administrator.

ACP Strategic Opportunities Fund II, LLC

Notes to Financial Statements

e.	Income Taxes

The Fund is treated as a partnership for Federal income tax purposes and therefore is not subject to Federal income tax. For income tax purposes, each person who has purchased interests in the Fund (each a “Member”, together the “Members”) will be treated as a partner of the Fund and, as such, will be taxed upon its distributive share of each item of the Fund’s income, gain, loss, deductions and credits for each taxable year of the Fund ending with or within each Member’s taxable year.

2. Significant Accounting Policies (continued)

f.	Cash

The Fund maintains a demand deposit account at UMB Bank, N.A. for the purpose of managing contribution and withdrawal cash flows and for paying expenses.  Such cash, at times, may exceed federally insured limits.   The Fund has not experienced any such losses nor does it believe it is exposed to any significant credit risk.  At December 31, 2007, the Fund held $249,179 in this account and it is included on the statement of assets & liabilities.

g.	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Fund to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from these estimates.

3. Allocation of Members’ Capital Account

The Fund maintains a separate capital account for each Member that has an opening balance equal to the sum of the net asset value of the total number of Units owned by such Member. Net profits or net losses of the Fund for each Allocation Period (as defined below) will be allocated among and credited to or debited against the capital accounts of the Members. Allocation Periods begin on the day after the last day of the preceding Allocation Period and end at the close of business on (1) the last day of each month, (2) the last day of each taxable year, (3) the day preceding each day on which Units are purchased, (4) the day on which Units are repurchased, or (5) the day on which any amount is credited to or debited from the capital account of any Member other than an amount to be credited to or debited from the capital accounts of all Members in accordance with their respective investment percentages.

ACP Strategic Opportunities Fund II, LLC

Notes to Financial Statements

4. Management Fee, Related Party Transactions and Other

Pursuant to the Investment Management Agreement, the Investment Manager will be entitled to receive an annual management fee (the “Management Fee”). The base Management Fee is equal to 1.50% of the Fund’s net assets and is subject to a performance adjustment based on the Fund’s rolling twelve-month return. The Management Fee will not be lower than 1.00% per annum or higher than 1.50%.  For the year ended December 31, 2007, the Fund paid the Investment Manager fees totaling $664,065 (which includes payment for the 3rd and 4th Quarters of 2006) and incurred expenses of $476,386 as disclosed on the statement of operations.

Each member of the Board, who is not an “interested person” of the Fund, as defined by the Investment Company Act, receives a $2,500 fee for each meeting attended in person and a $500 fee for each meeting attended by telephone. All directors are reimbursed by the Fund for all reasonable out-of-pocket expenses incurred by them in performing their duties.

In May 2007, the Fund engaged Pinnacle to serve as the administrator and accounting agent to the Fund and provides certain accounting, record keeping, and investor related services.  Prior to that, the Fund had entered into a Fund Accounting Services Agreement with Citigroup Fund Services, LLC. This agreement was terminated effective February 3, 2007 and from February 3, 2007 to April 30, 2007 the Investment Manager (together with outside accounting assistance) assumed the work of aggregating underlying values, determining the Fund’s net asset value and performing other incidental administration services. In addition, the Investment Manager temporarily assumed responsibility for Fund accounting until Pinnacle was engaged. These changes were designed to reduce total fund expenses.

Citigroup Trust Co. (“Citigroup”) served as custodian of the Fund’s assets through August 30, 2007. At that time, UMB Bank assumed the role as the Fund’s custodian.

The Fund pays a monthly fee to the administrator and the custodian based upon average members’ capital, subject to certain minimums.

5. Investment Transactions

Total purchases of Underlying Funds for the year ended December 31, 2007, amounted to $11,000,000. Total proceeds from redemptions of Underlying Funds for the year ended December 31, 2007, amounted to $3,565,721. The cost of investments in Underlying Funds for Federal income tax purposes is adjusted for items of taxable income allocated to the Fund from the Underlying Funds. The Fund has not received information from the Underlying Funds as to the amounts of taxable income allocated to the Fund as of December 31, 2007.

ACP Strategic Opportunities Fund II, LLC

Notes to Financial Statements

6. Risk Factors

An investment in the Fund involves significant risks that should be carefully considered prior to investing and should only be considered by persons financially able to maintain their investment and who can afford a loss of a substantial part or all of such investment. The Fund intends to invest substantially all of its available capital in securities of unregistered investment companies. These investments will generally be restricted securities that are subject to substantial holding periods or are not traded in public markets at all, so that the Fund may not be able to resell some of its securities holdings for extended periods, which may be several years. No guarantee or representation is made that the investment objective will be met.

7. Underlying Funds

The following is a summary of the investment objectives and liquidity provisions of the Underlying Funds.

Akahi Fund L.P. seeks to achieve superior risk adjusted returns by employing a fundamental, small cap, long/short equity strategy. This Underlying Fund maintains a low net exposure, usually +/- 5%, although they may go to +/- 20%. This Underlying Fund overlays its stock selection with rigorous risk controls to assure that they remain within their stated exposure levels.   With at least 30 days written notice a limited partner may withdraw all or a part of their capital account balance as of the last day of any fiscal quarter that occurs on or after the day preceding the first anniversary of such limited partner’s admission to the partnership.

Bluefin Investors, LP seeks to achieve high risk adjusted returns through investing in small and mid-cap equities that have been overlooked by the investment community. This Underlying Fund manages long and short exposure to preserve capital during periods of market stress. The fund has no lock-up but has a
3% redemption fee for withdrawals made in the first year. The fund allows for quarterly redemptions with 35 days notice.

Brightfield Partners, LP seeks to achieve superior long-term rates of return primarily through investments in publicly traded U.S. equities in the technology sector. This Underlying Fund allows for quarterly redemptions upon 30 days prior notice, after one year has elapsed since initial investment.

ACP Strategic Opportunities Fund II, LLC

Notes to Financial Statements

7. Underlying Funds (cont)

Bull Path Fund I LP invests in U.S. equities across all industry sectors using a research intense approach. The fund primarily invests in long/short US equity which are listed on the major exchanges. This Underlying Fund allows for semi-annual redemptions with 12-month lock-up since initial investment, quarterly after that, upon 45 days prior notice.

Castine Partners, LP seeks to achieve long-term capital appreciation through investment primarily in publicly traded equity securities of United States financial institutions. This Underlying Fund allows for withdrawals on June 30 and December 31 upon 45 days prior notice, after one year has elapsed since initial investment.

Connective Capital I LP focuses its investments in publicly traded equities in the technology and communications sectors.  This Underlying Fund allows for quarterly redemptions with 45 days notice after one year has elapsed since the initial investment.

Hard Asset Partners, LP seeks capital appreciation primarily through investments in securities of companies that are directly or indirectly engaged in exploration, development, production, servicing of natural resources. This Underlying Fund allows for monthly redemptions upon 30 days prior notice, after six months have elapsed since initial investment.

Healy Circle Partners, LP seeks to preserve capital while generating consistent absolute returns by holding equity positions in multiple industry sectors and with varying market capitalizations. This Underlying Fund allows for semi-annual redemptions upon 45 days prior notice, after one year has elapsed since initial investment.

JetStream Global Institutional Fund, LP seeks to achieve growth of capital through investments in common stocks. This Underlying Fund allows for quarterly redemptions upon 30 days prior notice, after one year has elapsed since initial investment.

Odyssey Value Partners, L.P. combines the discipline and long-term perspective of private equity investing with the liquidity of public capital markets. Executing a value-oriented approach, this Underlying Fund seeks to deliver superior absolute returns over the long-term while controlling portfolio volatility and adhering to strict risk management disciplines. This Underlying Fund targets double-digit annualized net returns and alpha-generation on both the long and short sides of the portfolio. The investment team performs original research and analysis, yielding a low correlation to the broader market indices and the Underlying Fund has had strong results in down markets.  This Underlying Fund allows for quarterly redemptions upon 45 days prior notice, after one year has elapsed since initial investment.

Redstone Investors, LP invests primarily in small- and mid-cap growth equities. This Underlying Fund allows for redemptions quarterly upon 45 days prior notice, after one year has elapsed since initial investment.

ACP Strategic Opportunities Fund II, LLC

Notes to Financial Statements

7. Underlying Funds (cont)

Rivanna Partners, LP is a "bottom-up" long/short U.S. equities fund.  This Underlying Fund focuses on a broad range of industries including technology, industrial products, consumer products and services, energy and natural resources.  This Underlying Fund allows for quarterly redemptions with 45 days notice after one year has elapsed since the initial investment.

Sonar Partners, LP seeks capital appreciation by buying, holding and selling a broad range of equity securities, debt securities, options, futures and other derivatives over time frames ranging from intra-day to several or more months. This Underlying Fund allows for redemptions quarterly upon 30 days prior notice, after one year has elapsed since initial investment.

STG Capital Partners (QP), LP seeks to maximize returns while preserving capital primarily by investing in U.S. equities with a focus on the technology sector. This Underlying Fund generally maintains a low net exposure to the overall market. This Underlying Fund has a one year lock-up on new investments and quarterly redemptions with 30 days notice.

Tiedemann/Falconer Partners, LP seeks to maximize absolute returns through investing both long and short in U.S. common equities, option contracts tied to such equities, exchange traded funds and American Depository Receipts. This Underlying Fund allows for quarterly redemptions upon 45 days prior notice.

Zeke, LP seeks to maximize long-term capital appreciation and total returns by investing in small and mid-cap U.S. companies that it believes have significant growth characteristics. This Underlying Fund allows for redemptions quarterly upon 45 days notice, after one year has elapsed since initial investment.

ACP Strategic Opportunities Fund II, LLC

Notes to Financial Statements

8. Redemptions and Repurchase of Units and Distributions

With very limited exceptions, Units are not transferable. No Member or other person holding a Unit will have the right to require the Fund to redeem that Unit or portion thereof. There is no public market for the Units, and none is expected to develop. Consequently, investors may not be able to liquidate their investment other than as a result of the repurchase of Units by the Fund.

The Board may, from time to time and in their sole discretion, cause the Fund to repurchase Units from Members pursuant to written tenders by Members at such times and on such terms and conditions as established by the Board. In determining whether the Fund should offer to repurchase Units, the Board will consider the recommendation of the Investment Manager. The Investment Manager expects that it will generally recommend to the Board that the Fund offer to repurchase Units from Members twice each year, effective June 30 and December 31.

The Fund does not intend to distribute to the Members any of the Fund’s income, but intends to reinvest substantially all income and gains allocable to the Members. A Member may therefore be allocated income and gains taxable for Federal, state and local income tax purposes and not receive any cash distribution.

9. Capital Stock Transactions

Transactions in Units are as follows:

	For the Year ended A. December 31, 2007	For the Year ended B. December 31, 2006

Number of Units issued	657,897	736,011

Number of Units redeemed	(183,705)	(130,557)

Net increase in Units outstanding	474,192	605,454

Units outstanding, beginning of year	2,076,281	1,470,827

Units outstanding, end of year	2,550,473	2,076,281

ACP Strategic Opportunities Fund II, LLC

Notes to Financial Statements

9. Capital Stock Transactions (cont)

On December 31, 2007, six shareholders held approximately 89% of the outstanding Shares of the Fund. Some of the shareholders are comprised of feeder funds, which are themselves owned by several shareholders.

10. Guarantees

In the normal course of business, the Fund enters into contracts that provide general indemnifications. The Fund’s maximum exposure under these agreements is dependent on future claims that may be made against the Fund, and therefore cannot be established; however, based on experience, the risk of loss from such claims is considered remote.

ACP Strategic Opportunities Fund II, LLC

Notes to Financial Statements

11. Recent Accounting Pronouncements

SFAS No. 157

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157 (SFAS 157), “Fair Value Measurements”, which clarifies the definition of fair value and requires companies to expand their disclosure about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. Adoption of SFAS 157 requires the use of the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS 157 is effective for financial statements issues for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS 157 is not expected to have a material impact on the Fund’s financial statements.

FASB Interpretation No. 48

Effective June 29, 2007, the Fund implemented Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective on the last business day of the first required financial reporting period for fiscal years beginning after December 15, 2006. Management has concluded that as of December 31, 2007, there are no uncertain tax positions that would require financial statement recognition, de-recognition, or disclosure.

The  Fund files U.S. federal and New York, Pennsylvania, Georgia, and New Jersey state tax returns.  No income tax returns are currently under examination.  The Fund’s U.S. federal tax and state returns remain open for examination for the years ended December 31, 2004 through December 31, 2007.

12.  Subsequent Events

Effective January 1, 2008, the Members contributed $1,250,000 to the Fund, all of which was received prior to January 1, 2008.

Effective January 16, 2008 the Investment Manager paid down the Receivable from Investment Manager by an additional $15,000.

ACP Strategic Opportunities Fund II, LLC

Board of Directors (unaudited)

The identity of the members of the Board (each, a “Director”) and brief biographical information is set forth below. The Statement of Additional Information includes additional information about the Directors and is available, without charge, upon request by shareholders, by calling collect (610) 993-9999.

Independent Directors

Name, Age and Address	Position(s) Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships held by Director or Nominee
John Connors Age: 65 100 Matsonford Road Building 5, suite 520 Radnor, PA 19087	Director	Term: Indefinite Length: Since 2002
Portfolio Manager, Guyasuta Investment Advisors (Since 12/2000); previously, Portfolio Manager, Delaware Investments. N/A (1977-2000); portfolio manager Mellon Bank (1967-1977); Financial Analyst IBM (10/65-6/67)
				ACP Funds Trust (2 series); ACP Strategic Opportunities Fund II, LLC.	None.
Robert Andres Age: 68 Andres Capital Management 11 Twin Creek Lane Berwyn, PA 19312	Director	Term: Indefinite Length: Since 2004
President, Andres Capital Management (present); previously, Haverford Trust (2005-Present); Martindale Andres & Co. (1989-1994); President, Merrill Lynch Mortgage Capital (1970-1987);National Sales Manager, Municipal Securities, Kidder Peabody (1968-1970); Herbert J. Sims & Co. (1962-1964)Municipal Bond Division., J.P. Morgan (1957-1962).

				ACP Funds Trust (2 series); ACP Strategic Opportunities Fund II, LLC.	None.

ACP Strategic Opportunities Fund II, LLC

Board of Directors (unaudited)

James Brinton Age: 53 123 West Lancaster Ave. Wayne, PA 19087	Director	Term: Indefinite Length: Since 2007	President, Robert J. McAllister Agency, Inc. (Independent Insurance Broker) (since 1979)	ACP Funds Trust (2 series); ACP Strategic Opportunities Fund II, LLC.	Quaker Investment Trust (8 series).

Interested Director(s)

Name, Age and Address	Position(s) Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships held by Director or Nominee
Mr. Gary Shugrue Age: 53 1235 Westlakes Drive Suite 130 Berwyn, PA 19312	President, Chief Investment Officer and Director	Term: Indefinite Length: Since 2007 (Director) Since 2001 (President and CIO)	President & Chief Investment Officer of Ascendant Capital Partners, LP. (since 2001); previously, General Partner of Argos Advisors (1988-2000).	ACP Funds Trust (2 series);ACP Strategic Opportunities Fund II, LLC).	BHR Fund Advisors.

ACP Strategic Opportunities Fund II, LLC

Board of Directors (unaudited)

Audit Committee

Messrs. Brinton, Connors and Andres are members of the Audit Committee of the Board.  Although the Board has not designated an Audit Committee Financial Expert, each member of the Audit Committee has significant financial industry expertise.  Messrs. Connors and Andres each have more than 40 years experience in the investment and securities industries.  Mr. Brinton has served other investment company boards and has worked in the insurance industry for more than 25 years.  All three members of the Audit Committee are disinterested persons on the Investment Company Act.  The Audit Committee does not believe that adding a specific Financial Expert would materially increase the Committee’s judgment or effectiveness.

ACP Strategic Opportunities Fund II, LLC

Fund Management (unaudited)

Set forth below is the name, age, position with the Fund, length of term of office, and the principal occupation for the last five years of each of the persons currently serving as Executive Officers of the Fund. Unless otherwise noted, the business address of each officer is 1235 Westlakes Drive, Suite 130, Berwyn, PA, 19312.

Name, Age and Address	Position(s) Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s)During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships held by Director or Nominee
Gary Shugrue Age: 53	President, Chief Investment Officer and Director	Term: Indefinite Length: Since 2007 (Director) Since 2001 (President and CIO)	President & Chief Investment Officer of Ascendant Capital Partners, LP. (since 2001); previously, General Partner of Argos Advisors (1988-2000).	ACP Funds Trust (2 series);ACP Strategic Opportunities Fund II, LLC).	BHR Fund Advisors.
Stephanie Strid Davis Age: 37	Director, Client Services and Administration	Term: Indefinite Length: Since 2001	Director, Client Services and Fund Operations of Ascendant Investments, LP; previously Institutional Equity Sales, Credit Suisse First Boston

ACP Strategic Opportunities Fund II, LLC

Fund Management (unaudited)

Proxy Voting Information

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities and the Fund’s record of actual proxy votes cast is available on the SEC’s website at www.sec.gov and may be obtained at no additional charge by calling collect 610-993-9999 or writing: ACP Strategic Opportunities Fund II, LLC, 1235 Westlakes Drive, Suite 130, Berwyn, Pennsylvania 19312.

Availability of Quarterly Portfolio Schedules

The Fund files its complete schedule of portfolio holdings with the SEC for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Form N-Q is available, on the SEC’s website at www.sec.gov or may be reviewed and copied at the SEC’s Public Reference Room in Washington, DC. Information on the operation of the Public Reference Room may be obtained by calling (800) SEC-0330.  The Fund’s Form N-Q is also available from the Fund, without charge and upon request, by calling 610-993-9999 or writing to ACP Strategic Opportunities Fund II, LLC, 1235 Westlakes Drive, Suite 130, Berwyn, PA 19312.